Type:      424B3
Sequence:      1
Description:    PROSPECTUS SUPPLEMENT FILED PURSUANT TO RULE 424 (B)(3)


                                         Filed under Rule 424(c) of Regulation C
                                                     SEC File Number:  333-85373


PROSPECTUS SUPPLEMENT
(To Prospectus Dated September 24, 1999)


                              1,071,000 SHARES OF
                            SAF T LOK INCORPORATED
                                 COMMON STOCK


     The information in this Prospectus Supplement concerning the selling stockholders supplements the statements set forth under the caption "Selling Stockholders" in the Prospectus. Capitalized items used and not defined herein shall have the meanings given to them in the Prospectus.


                             SELLING STOCKHOLDERS

     The information set forth under the caption "Selling Stockholders" in the Prospectus is supplemented as follows:

     The table below sets forth, as of October 20, 1999, (i) the maximum number of shares of Common Stock that may be owned beneficially by the Selling Securityholders listed in the table based on the actual conversion price with respect to Debentures that were converted on or prior to October 20, 1999, if any, assuming that all unconverted Debentures will be converted at a conversion price of $.50 per share and all related interest has been or will be paid in shares in lieu of cash, (ii) the number of shares of Common Stock owned beneficially by these Selling Securityholders, based on the actual conversion price with respect to Debentures that were converted on or prior to October 20, 1999, if any, assuming that all unconverted Debentures will be converted at a conversion price equal to 75% of the current market price of our stock ($0.9141 as of October 21, 1999), upon which date the closing price per share of Common Stock was $1.2188 and all related interest has been or will be paid in shares in lieu of cash, (iii) the minimum number of shares of Common Stock that may be owned beneficially by these Selling Securityholders based on the actual conversion price with respect to Debentures that were converted on or prior to October 20, 1999, if any, assuming that all unconverted Debentures will be converted at a conversion price of $2.00 per share and all related interest has been or will be paid in shares in lieu of cash, and (iv) the number of shares to be owned beneficially by each Selling Securityholder after completion of the Offering. The actual number of shares issuable upon conversion of the Debentures may be different from the numbers listed in the table below
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depending on the actual and most current closing price per share immediately preceding the conversion of a Debenture on or after the date of this Prospectus (provided that in any event the conversion price will not be greater than $2.00 per share nor less than $.50 per share).


                                                         Number of Shares                       Number of Shares to be
                                                        Beneficially Owned                        Owned Beneficially
                                                          and Number of                            After Completion
Selling Securityholders                                  Shares Offered                              of Offering
-----------------------                       -----------------------------------------         -----------------------

                                              Maximum        Current(9)         Minimum
                                              -------        ----------         -------
Sage Capital Investments Ltd.(1)              158,352         107,616           74,352                    0
Arab Commerce Bank Ltd.(2)                    140,808         115,440           98,808                    0
Michelle McDonough(3)                          25,758          25,758           25,758                    0
Gary Kaplowitz(4)                              22,514          22,514           22,514                    0
Phil Lifschitz(5)                              22,514          22,514           22,514                    0
Allan P. Rothstein(6)                          28,486          28,486           28,486                    0
BarAub Corp.(7)                                23,508          23,508           23,508                    0
Lufeng Investments Ltd.                        56,000          30,632           14,000                    0
Philip Siranni, TTEE(8)                        38,572          38,572           38,572                    0


(1) On September 28, 1999, Sage Capital Investments, Inc., ("Sage") converted a Debenture (in the principal amount of $25,000) at a conversion price of $1.3125 per share which was equal to 75% of the closing market price of our shares ($1.75 per share on the date of conversion) as a result of which Sage received 19,286 shares (which includes 238 shares for payment of interest in lieu of cash). On October 13, 1999, Sage converted a Debenture (in the principal amount of $25,000) at a conversion price of $0.9375 per share which was equal to 75% of the market price of our shares ($1.25 per share on the date of conversion) as a result of which Sage received an additional 27,066 shares (which includes 399 shares for payment of interest in lieu of cash).

(2) On October 15, 1999, and October 18, 1999, Arab Commerce Bank Ltd. ("ACB") converted a Debenture (each in the principal amount of $25,000 for an aggregate total of $50,000), at a conversion price of $0.8906 per share which was equal to 75% of the closing market price of our shares ($1.1875 per share on each date of conversion) as a result of which ACB received 57,014 shares (which includes 872 shares for payment of interest in lieu of cash). On October 21, 1999, ACB converted a Debenture (in the principal amount of $25,000) at a conversion price of $0.9141 per share which was equal to 75% of the closing of our shares ($1.2188 per share on the date of conversion) as a result of which ACB will receive 27,794 shares (which includes 445 shares for payment of interest in lieu of cash).

(3) On October 8, 1999, Michelle McDonough converted a Debenture (in the principal amount of $25,000) at a conversion price of $0.9843 per share which was equal to 75% of the closing market price of our shares ($1.3125 per share on the date of conversion) as

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

     a result of which Ms. McDonough received 25,758 shares (which includes 359 shares for payment of interest in lieu of cash).

(4) On October 1, 1999, Gary Kaplowitz converted a Debenture (in the principal amount of $25,000) at a conversion price of $1.125 which was equal to 75% of the closing market price of our shares ($1.50 per share on the date of conversion) as a result of which Mr. Kaplowitz received 22,514 shares (which includes 292 shares for payment of interest in lieu of cash).

(5) On October 1, 1999, Phil Lifschitz converted a Debenture (in the principal amount of $25,000) at a conversion price of $1.125 which was equal to 75% of the closing market price of our shares ($1.50 per share on the date of conversion) as a result of which Mr. Kaplowitz received 22,514 shares (which includes 292 shares for payment of interest in lieu of cash).

(6) On October 12, 1999, Allan P. Rothstein converted a Debenture (in the principal amount of $25,000) at a conversion price of $0.8906 per share which was equal to 75% of the closing market price of our shares ($1.1875 per share on the date of conversion) as a result of which Mr. Rothstein received 28,486 shares (which includes 415 shares for payment of interest in lieu of cash).

(7) On October 5, 1999, BarAub Corp. converted a Debenture (in the principal amount of $25,000) at a conversion price of $1.078 per share which was equal to 75% of the closing market price of our shares ($1.4375 per share on the date of conversion) as a result of which BarAub Corp. received 23,508 shares (which includes 316 shares for payment of interest in lieu of cash).

(8)  On September 28, 1999, Phillip Siranni, TTEE, Philip S. Sirianni & Janice
     B. Siranni Living trust ("PST") converted Debentures (in the aggregate principal amount of $50,000) at a conversion price of $1.3125 per share which was equal to 75% of the closing market price of our shares ($1.75 per share on the date of conversion) as a result of which PST received 38,572 shares (which includes 476 shares for payment of interest in lieu of cash).

(9)  Numbers of shares are rounded up to the closest share.

     The date of this Prospectus Supplement is October 22, 1999.

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